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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 21 to Registration Statement No. 33-14629 of Morgan Stanley Equally-Weighted S&P 500 Fund, formerly Morgan Stanley Value-Added Market Series - Equity Portfolio (the "Fund"), on Form N-1A of our report dated August 15, 2005, appearing in the June 30, 2005 Annual Report of the Fund, which is incorporated by reference in the Prospectus and the Statement of Additional Information both of which are part of such Registration Statement, and to the references to us on the cover page of the Statement of Additional Information and under the captions "Financial Highlights" in the Prospectus and "Custodian and Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information.




Deloitte & Touche LLP
New York, New York
October 25, 2005